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EXHIBIT 10(e)

                                NORWEST CORPORATION

                        DIRECTORS' FORMULA STOCK AWARD PLAN

               (As amended and restated effective September 28, 1999)



     l. PURPOSE. The purpose of the Norwest Corporation Directors' Formula Stock Award Plan (the "Plan") is to provide compensation in the form of shares of the Corporation's common stock, $1 2/3 par value per share ("Common Stock"), to non-employee members of the Board of Directors (the "Board") of the former Norwest Corporation and Wells Fargo & Company, as it is now known(the "Corporation"), in consideration for personal services rendered in their capacity as directors of the Corporation during the period from 1991 through 1998. The Plan is intended to aid in attracting and retaining individuals of outstanding abilities and skills for service on the Board.

     2. ELIGIBILITY. Any person who (a) has served as a non-employee director of the Corporation during the calendar year preceding an Award Date (as defined below) and (b) is a non-employee director of the Corporation on the last day of such calendar year ("Eligible Non-Employee Director") was awarded shares of Common Stock determined as set forth in Section 3.

     3. FORMULA AWARD. In consideration for past services rendered, on February 1 of each year from 1992 through 1999 (each, an "Award Date"), each Eligible Non-Employee Director who was a non-employee director of the Corporation during all of the preceding calendar year was awarded a number of shares of Common Stock (an "Award"). Each Eligible Non-Employee Director who was a non-employee director of the Corporation for less than all of the calendar year preceding an Award Date was awarded one-twelfth of an Award for each calendar month or portion thereof during which such person served as a non-employee director of the Corporation.

     The fair market value was determined using the closing price of a share of Common Stock as reported on the consolidated tape of the New York Stock Exchange as of the Award Date. If the New York Stock Exchange was not open on the Award Date, the fair market value was determined using the closing price of a share of Common Stock as reported on the consolidated tape of the New York Stock Exchange as of the next preceding day on which the New York Stock Exchange was open.

     4. DEFERRAL OF AWARDS. An Eligible Non-Employee Director may have elected to defer, in the form of shares of Common Stock, all or a portion of the Award for his or her service as a director for each calendar year during the period from 1993 through 1998 (the "Deferral Year") following the year in which the deferral election was made. Such election was made pursuant to Section 5.

     5.  ELECTIONS REGARDING PARTICIPATION AND DEFERRALS.

     a. PARTICIPATION. An Eligible Non-Employee Director became a participant in the deferral provisions of the Plan by filing not later than December 15 of the year preceding the Deferral Year an irrevocable election with the Plan

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Administrator (as defined in Section 16) on a form provided for that purpose.
The election form specified an amount to be deferred expressed as a percentage of the Award, one of the payment options described in Sections 8 and 9, and the year in which amounts deferred shall be distributed in a lump sum pursuant to Section 8 or in which distribution in installments shall commence pursuant to Section 9. The deferral election was effective only with respect to the Award for the Deferral Year specified on the election form. A new deferral election form must have been filed for each Deferral Year. Every participant who may have elected the payment of any deferred compensation to be made to him or her or a beneficiary on February 28 in any year beginning with 2000 shall be deemed to have elected such payment to be made on the March 1 immediately following such February 28.

     b. INITIAL DEFERRAL ELECTION OR INITIAL ELIGIBILITY. The initial deferral elections by Eligible Non-Employee Directors must have been made within 30 days of the date on which the Board of Directors of the Corporation approved the amendment of the Plan to include deferral provisions and applied to compensation to be earned subsequent to the deferral election. A new Eligible Non-Employee Director must have made a deferral election within 30 days of the date on which he or she became eligible to participate in the Plan.

     c. DESIGNATION OF BENEFICIARY. A participant may from time to time designate a beneficiary or beneficiaries and/or revoke his or her beneficiary designation and file a new beneficiary designation with the Plan Administrator. The most recent such designation shall apply to all of the participant's account balances under the Plan.

     6. DEFERRED STOCK ACCOUNT. On the Award Date, a participant received a credit to his or her stock account under the Plan (the "Deferred Stock Account"). The amount of the credit was the number of shares determined by multiplying the amount of the Award by the percentage specified on the election form (rounded down to the nearest whole share).

     7. DIVIDEND CREDIT. Each time a dividend is paid on the Common Stock, a participant with a balance in his or her Deferred Stock Account shall receive a dividend credit to such Account. The amount of the dividend credit shall be the number of shares (rounded to the nearest one-hundredth of a share) determined by multiplying the dividend amount per share by the number of shares credited to the participant's Deferred Stock Account as of the record date for the dividend and, for dividends paid prior to December 1, 1999, dividing the product by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange for the dividend payment date or, if the New York Stock Exchange was closed on the dividend payment date, the next preceding date on which it was open. For dividends paid on and after December 1, 1999, the product computed in the preceding sentence shall be divided by the closing price per share of the Common Stock reported on the consolidated tape of the New York Stock Exchange for the trading day next preceding the dividend payment date.

     8. DISTRIBUTION OF DEFERRED STOCK ACCOUNTS IN A LUMP SUM. Unless a participant elected pursuant to Section 5 to receive deferrals hereunder in installments as described in Section 9, such deferrals shall be distributed in a lump sum in whole shares of Common Stock (together with cash in lieu of a fractional share) in the year


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following termination of service as a director or such other year as elected by the participant pursuant to Section 5. All such distributions made in 1999 and prior years were made as of February 28 (or the next succeeding business day if such February 28 was not a business day) of the year elected by the participant pursuant to Section 5. Commencing in 2000, such distributions shall be made as of March 1 (or the next succeeding business day if such date is not a business day) of the calendar year following termination of service as a director or such other year elected by the participant pursuant to Section 5. Cash distributed in lieu of any fractional share in 1999 and prior years was determined based on the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the date of distribution or, if the New York Stock Exchange was closed on that date, the next preceding date on which it was open. Cash distributed in lieu of fractional shares in 2000 and subsequent years shall be determined based on the closing price per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the trading day immediately preceding the date of distribution.

     9. DISTRIBUTION OF DEFERRED STOCK ACCOUNTS IN INSTALLMENTS. A participant may elect pursuant to Section 5 to receive deferrals hereunder distributed in shares of Common Stock in annual installments commencing in the calendar year following termination of service as a director or such other year as elected by the participant pursuant to Section 5. Installment distributions made in 1999 and prior years were made as of February 28, and installment distributions to be made in 2000 and subsequent years shall be made as of March 1 (or, in either case, the next succeeding business day if such date is not a business
day).Installment distributions made in 1999 and prior years were made in shares of Common Stock based on the number of shares in the participant's Deferred Stock Account on January 31 prior to the distribution date. The amount of each installment for distributions made in 2000 and subsequent years shall be a fraction of the number of shares in the participant's Deferred Stock Account on the distribution date, taking into account any dividend payable on that date, the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed ten) minus the number of installments previously paid (rounded down to the nearest whole share). Cash in lieu of any fractional share (based on the closing price per share of Common Stock reported on the consolidated tape of the New York Stock Exchange for the trading day immediately preceding the distribution date) shall be distributed with the final installment. Undistributed share balances remaining in the Deferred Stock Account shall receive dividend credits in accordance with Section 7.

     10. DEATH OF A PARTICIPANT. If a participant dies before receiving all distributions to which he or she is entitled under the Plan, distribution of all shares remaining in the participant's Deferred Stock Account (together with cash in lieu of any fractional share) shall be made in accordance with the participant's designation of a beneficiary on a form provided for that purpose and delivered to and accepted by the Plan Administrator. In the absence of a valid designation, or if the designated beneficiary does not survive the participant, all remaining payments due hereunder shall be made as promptly as administratively practicable to such participant's estate.

     11. SHARES AVAILABLE FOR AWARDS. No more than 200,000 shares of Common Stock may be awarded under the Plan. These shares may consist, in whole or in part, of authorized but unissued Common Stock or treasury Common Stock not reserved for any other purpose. If the Corporation shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges


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of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights, and privileges of the shares issuable under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

     12.  EFFECTIVE DATE.  The Plan became effective on January 1, 1992.

     13. NO GUARANTEE OF SERVICE. Participation in the Plan does not constitute a guarantee or contract of service as a director.

     14. NON-ASSIGNABILITY. No right to receive an award hereunder shall be assignable or transferable by a Plan participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, Title I of the Employee Retirement Income Security Act ("ERISA"), or rules thereunder. The designation of a beneficiary by a participant pursuant to Section 5.c does not constitute an assignment or transfer.

     15. UNSECURED OBLIGATION. All shares of Common Stock deferred pursuant to this Plan and credited to a Deferred Stock Account will be unsecured obligations of the Corporation. Each participant's right thereto will be as an unsecured general creditor of the Corporation.

     16. ADMINISTRATION. The Plan shall be administered under such rules and procedures as shall be established from time to time by the Corporation's senior human resources officer (the "Plan Administrator").

     17. AMENDMENT AND TERMINATION. The Plan may be amended, suspended or terminated by action of the Board of Directors or the Board Affairs Committee, or any successor committee, of the Corporation's Board of Directors; provided, however, if at the time of any such proposed amendment, suspension or termination, any member of such committee does not satisfy the requirement applicable to committee approval contained in regulations of the Securities and Exchange Commission promulgated under Section 16 of the Securities Exchange Act of 1934, and applicable interpretations thereof, any such amendment, suspension or termination must be approved by the Board. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if termination of the participant's service as a director had occurred on the day prior to the date such action was taken, unless agreed to by the participant. The foregoing notwithstanding, however, the Plan automatically shall be terminated when all Common Stock subject to the Plan has been awarded, and if the Plan has been approved by the stockholders of the Corporation, any amendment shall be similarly approved if the amendment would:

     (i) materially increase the benefits accruing to participants under the Plan;

     (ii) materially increase the number of securities which may be issued under the Plan; or

     (iii) materially modify the requirements as to eligibility for participation in the Plan.


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     18.  GOVERNING LAW.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the law of the State of Delaware.




4/28/92
6/4/93
7/27/93
4/26/94
2/28/95
4/23/96
10/2/97
1/26/99
9/28/99




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